Exhibit 99.1

Beazer Homes Introduces Its Pre-Owned Homes Division

Builder Expands Consumer Choices to Include

Rental Options of Recently Built Homes

ATLANTA, GA – (April 4, 2011) - Beazer Homes (NYSE: BZH), one of the country’s top-10 homebuilders, is expanding beyond new home sales with the introduction of its Pre-Owned Homes Division. Beginning in the Phoenix market, the new division is charged with acquiring, improving and renting recently built, previously owned homes within select communities in markets in which the company currently operates. By augmenting the sale of newly constructed homes with rental options of previously owned homes, Beazer expects to appeal to a broader range of consumers.

Ian J. McCarthy, Beazer Homes’ Chief Executive Officer commented on the new Division: “While many prospective home buyers recognize that this is an excellent time to purchase a new Beazer eSMART high performance home – with all of its award-winning energy-saving features – other consumers want or need different home alternatives. With the Pre-Owned Homes Division, we look forward to addressing this demand.”

Homes targeted for inclusion in the Pre-Owned Homes program will have been built since 2004 by a reputable builder, including homes built by Beazer Homes, and will be located within, or near to an active Beazer Homes new home community. All Beazer Pre-Owned Homes will receive necessary repairs and upgrades to bring them up to strict Company standards.

Because the primary source of Pre-Owned Homes will be distressed sales, typically foreclosures or short sales, Beazer anticipates acquiring homes at a discount to their replacement cost. Having completed its first acquisitions and tenant move-in during March, Beazer anticipates increasing the size of its Pre-Owned Homes portfolio to more than 100 homes in Phoenix by the end of fiscal 2011.

The Company expects the rental of these homes to appeal to consumers who have elected not to become home owners as well as those who may not fully qualify for mortgage financing for a new home at this time. The rental market for recently built homes in Phoenix is very strong, with an estimated vacancy rate below 5%.

The new Division leverages Beazer’s strengths as a homebuilder and knowledge of its markets, and offers an attractive investment proposition for a portion of the Company’s cash reserve. Rich O’Connor, a longtime Beazer executive, has been appointed to lead the company’s Pre-Owned Homes Division.

“As a public homebuilder with significant financial resources, Beazer has the expertise to identify, acquire and improve this select group of previously-owned homes,” said O’Connor. “And by working with third party local property management companies, we will be creating a best-in-class rental experience for consumers.”

Because Beazer will own each home, rather than a bank or an under-capitalized investor, renters can have confidence in the homes and neighborhoods served by the Pre-Owned Homes Division. In the coming months the Pre-Owned Homes Division may expand its geographic coverage to include homes in Nevada or California.

Upon a recovery in the housing markets, characterized in part by higher home prices and lower cash yields from rental income, Beazer expects to offer these previously owned homes for re-sale, either to their respective tenants or to other buyers.

Beazer Homes USA Inc., headquartered in Atlanta, Georgia, is one of the ten largest single-family homebuilders in the United States. The company’s industry-leading eSMART high performance homes are designed to lower the total cost of home ownership while reducing energy and water consumption. With award-winning floor-plans, the company offers homes that incorporate exceptional value and quality to consumers in 16 states, including Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, and Virginia. Beazer Homes is listed on the New York Stock Exchange and trades under the ticker symbol “BZH.”

Forward Looking Statements

This presentation contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, (i) the final outcome of various putative class action lawsuits, multi-party suits and similar proceedings as well as the results of any other litigation or government proceedings and fulfillment of the obligations in the Deferred Prosecution Agreement and consent orders with governmental authorities and other settlement agreements; (ii) additional asset impairment charges or writedowns; (iii) economic changes nationally or in local markets, including changes in consumer confidence, declines in employment levels, volatility of mortgage interest rates, availability of mortgage financing and inflation; (iv) a slower economic rebound than anticipated, coupled with persistently high unemployment and additional foreclosures; (v) continued or increased downturn in the homebuilding industry; (vi) estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled, (vii) our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels; (viii) potential inability to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (ix) increased competition or delays in reacting to changing consumer preference in home design; (x) shortages of or increased prices for labor, land or raw materials used in housing production; (xi) factors affecting margins such as decreased land values underlying lot option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure; (xii) the performance of our joint ventures and our joint venture partners; (xiii) the impact of construction defect and home warranty claims including those related to possible installation of drywall imported from China; (xiv) the cost and availability of insurance and surety bonds; (xv) delays in land development or home construction resulting from adverse weather conditions; (xvi) potential delays or increased costs in obtaining necessary permits and possible penalties for failure to comply with laws, regulations and governmental policies; (xvii) potential exposure related to additional repurchase claims on mortgages and loans originated by BMC; (xviii) estimates related to the potential recoverability of our deferred tax assets; (xviv) effects of changes in accounting policies, standards, guidelines or principles; or (xvv) terrorist acts, acts of war and other factors over which the Company has little or no control.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.

CONTACT:

Beazer Homes USA, Inc.

Carey Phelps

Director, Investor Relations & Corporate Communications

770-829-3700

investor.relations@beazer.com